EXHIBIT 99.1

Donald Tredway MD, PhD, Joins Repros as Chief Medical Officer

Clinical Development Expertise in Fertility and Reproductive Health; Significant FDA Experience

THE WOODLANDS, Texas, Jan. 3, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the Company has hired Donald Tredway as its Chief Medical Officer. Dr. Tredway joined Serono, Inc. in 2000 as a Medical Director in the Clinical Development Unit for Reproductive Health. In 2006 he was appointed Global Head of the Endocrinology and Reproductive Health Unit of Serono. Serono was acquired late 2006 by Merck KGA and Dr. Tredway was appointed Vice President and Global Head of the Fertility and Endocrinology GCDU for EMD Serono. He retired from EMD Serono July 2009 and has subsequently been acting as a regulatory and clinical development consultant to several pharmaceutical companies.

Dr. Tredway has previously reviewed the Repros programs and therefore it is anticipated he can make an immediate tactical impact on them.

Joseph Podolski, President and CEO of Repros Therapeutics, commented, "We are delighted to add a seasoned medical professional of Dr. Tredway's caliber. He has extensive experience in drug development in the specific areas of Repros' focus." He further noted, "I have been impressed with Dr. Tredway's scientific, clinical and regulatory acumen since I met him during discussions with his former company. I look forward to working with Don and I believe his addition will greatly add to our ability to push both of our programs towards timely NDA submission."

Regarding his joining Repros Therapeutics, Dr. Tredway commented, "I having been following Repros for a number of years and have been impressed with the company's handling of complex development difficulties. I am very positive regarding the continued development and registration of Androxal® and Proellex® and I am delighted to join the Repros team at this time."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer